Exhibit (a)(xiii)

        LUMENIS ANNOUNCES EXTENSION OF EXPIRATION DATE OF OPTION EXCHANGE

      Yokneam, Israel, April 14, 2003 - Lumenis Ltd. (NASDAQ: LUME) today announced that it had extended the Expiration Date for its previously announced voluntary stock option exchange program for its employees from April 28, 2003 to May 7, 2003.

      To date, exchange elections for 838,525 eligible options have been deposited with Lumenis pursuant to the program, which commenced on March 28, 2003.

About Lumenis

      Lumenis develops, manufactures, and markets state-of-the-art proprietary laser and intense pulsed light devices. Its systems are used in a variety of aesthetic, ophthalmic, surgical and dental applications, including skin treatments, hair removal, non-invasive treatment of vascular lesions and pigmented lesions, acne, psoriasis, ENT, gynecology, urinary lithotripsy, benign prostatic hyperplasia, open angle glaucoma, diabetic retinopathy, secondary cataracts, age-related macular degeneration, vision correction, neurosurgery, dentistry and veterinary. For more information about the Company and its products log on to http://www.lumenis.com

Contacts:  Kevin Morano
           CF0
           212-515-4187